Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ampio Pharmaceuticals, Inc. and Subsidiaries

We consent to the incorporation by reference in this Form S-8 Registration Statement of Ampio Pharmaceuticals, Inc. and Subsidiaries of our report dated February 15, 2011, with respect to the consolidated balance sheets of Ampio Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, which report appears in the December 31, 2010 annual report on Form 10-K of Ampio Pharmaceuticals, Inc. and Subsidiaries.

Ehrhardt Keefe Steiner & Hottman, PC

June 27, 2011

Denver, Colorado